Exhibit 99.1

October 31, 2007

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

•	Consolidated revenue of $133.9 million
•	Net income of $2.2 million or $0.04 per diluted share
•	EBITDAS of $38.7 million

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $2.2 million, or earnings per diluted share of $0.04, for the third quarter of 2007. The company’s third quarter net income compares to income of $6.5 million, or earnings per diluted share of $0.12 in the same period of 2006.

GCI’s third quarter 2007 revenues totaled $133.9 million, an increase of 7.0 percent over the third quarter of 2006. Revenue increases from video, data and wireless were partially offset, as expected, from decreasing voice revenues. Voice revenues decreased across the company’s business segments as a result of lower rates and fewer long distance minutes carried on its network.

Third quarter 2007 earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) totaled $38.7 million. EBITDAS decreased $2.6 million or 6.4 percent from the third quarter of 2006. The decrease in EBITDAS was primarily attributable to a decrease in EBITDAS from the network access and commercial segments, offset in part, by strong growth in the consumer segment.

Sequentially, revenues for the company increased $4.3 million, an increase of 3.3 percent, over second quarter 2007 revenues of $129.6 million. Third quarter EBITDAS of $38.7 million decreased 6.4 percent from $41.3 million in the second quarter of 2007. Sequential increases in revenue occurred in all business segments. The increase in EBITDAS from the consumer segment was offset by decreases from the network access, commercial and managed broadband segments.

“Our consumer business had a spectacular quarter,” said GCI president, Ron Duncan. “Customer metrics were up all across the board including solid increases in wire line, wireless, high speed data and video customers. We significantly outpaced our largest competitor in each of these categories adding more than three times as many high speed customers and almost twice as many wireless customers.”

"We are also doing very well with the efforts to grow our local service footprint and convert all of our local services to our own facilities. We had an increase of 5,300 access lines on our own facilities in the third quarter and ended the quarter with more than half of our total access lines exclusively on our own facilities. Our plan for complete facilities independence is making excellent progress.”

“Unfortunately our strong success in the marketplace was offset by continued challenges in our carrier business which is down significantly from the prior year. The reductions in carrier traffic and some sluggishness in our commercial sector overwhelmed the success of our consumer business to produce very disappointing financial results for the quarter.”

“The carrier market has been volatile this year and we have confronted both pricing pressures and traffic shifts. We are working aggressively to address the challenges in the carrier market and our goal going forward is to maintain carrier EBITDA at this year’s levels. If we can do that we expect that continued strong growth in customer and operating metrics will allow us to achieve the previously stated goals of our five year plan.”

“I am also very pleased to announce that our wireless subsidiary signed a five year agreement with Sprint that will make Alaska DigiTel Sprint’s preferred roaming partner throughout Alaska.”

GCI will discuss year end financial guidance during its third quarter conference call beginning at 2 pm Eastern time, November 1, 2007. Details for participating in the call are listed near the end of this news release.

Highlights

•

Consumer revenues totaled $56.6 million, an increase of 25.1 percent over the prior year and an increase of 3.1 percent from the second quarter of 2007. The increases were across all products and services.

•

GCI local access lines increased by 900 for the quarter. Consumer, network access and commercial local access lines totaled 114,800 at the end of the third quarter of 2007, representing an estimated 27 percent share of the total access lines market in Alaska. GCI began offering competitive local service to Kodiak in August, 2007, Wasilla in September, 2007, and Sitka, Kenai and Soldotna in October, 2007.

•

GCI has provisioned 57,800 consumer and commercial access lines on its own facilities at the end of the third quarter of 2007, an increase of 5,300 lines over the second quarter of 2007 and an increase of 22,300 lines when compared to the prior year. The company had provisioned 35,500 consumer and commercial access lines on its own facilities at the end of the third quarter of 2006.

•

GCI had 92,400 consumer and commercial cable modem access customers at the end of the third quarter of 2007, an increase of 1,700 over the 90,700 cable modem customers at the end of the second quarter 2007. Average monthly revenue per cable modem totaled $33.59 for the third quarter of 2007 as compared to $32.54 for the second quarter of 2007, an increase of 3.2 percent.

•	GCI had 73,300 wireless subscribers (including the subscribers of its consolidated subsidiary, Alaska DigiTel), an increase of 3,700 subscribers from the second quarter of 2007.

•

Effective October 30, 2007, Alaska Digitel has entered into a Strategic Roaming Agreement ("SRA") with Sprint. Under the five year agreement, Alaska Digitel will provide certain voice and data roaming services to Sprint throughout the Alaska market. Additionally, Sprint has agreed to provide voice and data roaming services to Alaska Digitel on Sprint network throughout the L48.

•

Following the third quarter of 2007 and prior to GCI’s blackout period beginning October 12, 2007, the company purchased approximately 218,300 of its shares at an average cost of $12.08 per share. The company is authorized to purchase an additional $13.8 million of its shares through the end of 2007.

•

GCI announced its Southeast Alaska fiber project that will connect communities with more than 50,000 customers in the cities of Ketchikan, Wrangell, Petersburg, Angoon, and Sitka. The Southeast fiber system, slated to be active by November 2008, will comprise 754 miles of fiber extending from our Alaska United West line first to Ketchikan and then through the communities of Southeast Alaska and back up to Juneau where it will connect to the Alaska United east fiber thus creating a SONET ring.

•

On October 15, 2007 GCI announced the purchase of the telecommunications subsidiaries of United Companies, Inc. in a $40 million stock purchase transaction. The subsidiaries’ assets include a long-haul microwave network and a rural local exchange carrier with more than 12,000 access lines. The subsidiaries have net debt of approximately $30 million.

Consumer

Consumer revenues increased 25.1 percent to $56.6 million as compared to $45.2 million in the third quarter of 2006 and increased 3.1 percent from the second quarter of 2007. The increase in revenue is primarily due to an increase in data and wireless sales, including wireless sales from Alaska DigiTel. The year-over-year increase also benefited from a 6.0 percent increase in video revenues.

Consumer voice revenues were relatively unchanged when compared to the prior year and the second quarter of 2007. Long distance minutes decreased, as expected, from the prior year and sequentially. Consumer local access lines in service for the second quarter were up approximately 2,100 lines compared to the third quarter of 2006. Access lines in the third quarter increased by 1,100 over the second quarter of 2007. GCI began offering competitive local service to Eagle River, Chugiak, Ketchikan, Kodiak, Wasilla, Sitka, Soldotna and Kenai during 2007. These new service areas represent more than 58,000 consumer access lines.

GCI serves 45,900 consumer access lines on its own facilities, an increase of 4,100 lines from the second quarter of 2007. Assuming an average lease rate of $25.00 per line per month these access lines represent avoided costs with annual run rate savings of $13.8 million.

Consumer video revenues increased 6.0 percent over the prior year and were relatively unchanged from the second quarter of 2007. The increase in revenue is due in part to increasing average revenue per customer in certain markets and increases in video subscribers purchasing digital service and renting high definition/digital video recorder converters. Consumer video subscribers increased to 125,600, an increase of 3,800 subscribers from the third quarter of 2006 and an increase of 900 subscribers from the second quarter of 2007.

Consumer data revenues increased 16.8 percent over the prior year and 5.8 percent over the second quarter of 2007. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue. GCI added 7,300 consumer cable modem customers over the prior year and 1,500 customers during the third quarter of 2007.

Network Access

Network access revenues decreased 5.0 percent to $42.7 million as compared to $44.9 million in the third quarter of 2006 and increased 2.5 percent from the second quarter of 2007.

Voice revenues decreased 18.6 percent from the prior year and increased 5.2 percent from the second quarter of 2007. The decrease in voice revenues from the prior year is primarily due to the effects of a scheduled rate reduction and fewer minutes carried on GCI’s network for other common carriers. Network access minutes decreased 14.0 percent to 321.4 million minutes for the third quarter of 2007 as compared to the third quarter of 2006. Minutes for the third quarter of 2007 increased 1.2 percent from the second quarter of 2007.

Data revenues for the third quarter of 2007 were up 13.7 percent when compared to third quarter 2006 and down 3.5 percent from the second quarter of 2007. The increase in data revenues over the prior year is primarily due to an increase in circuits sold.

Commercial

Commercial revenues decreased 4.5 percent to $27.2 million as compared to $28.5 million in the third quarter of 2006 and increased 4.2 percent from $26.1 million in the second quarter of 2007. Commercial revenues decreased from the prior year primarily due to a decrease in long distance voice and data revenues. Revenues improved sequentially primarily due to growth from seasonal video and special project revenues.

The decrease in long distance revenues were primarily due to a decrease in long distance customers making calls and minutes for the third quarter as compared to the prior year and sequentially.

Video revenues were up both year-over-year and sequentially due to seasonal increases, mostly from hotel customers. Basic commercial video customers were unchanged from the prior year and decreased, as expected, by 400 subscribers when compared to the second quarter of 2007. The seasonal decrease in subscribers for the third quarter of 2007 compares to a decrease of 900 subscribers in the third quarter of 2006.

Commercial data revenues in the third quarter of 2007 totaled $15.9 million and compare to $17.5 million in the third quarter of 2006. Data revenue increases from other commercial customers and special projects have offset $1.3 million of the $2.9 million decrease in quarterly revenues earned on GCI’s fiber optic cable from Prudhoe Bay to Valdez. Data revenues for the third quarter increased $1.4 million or 9.6 percent, when compared to $14.5 million in the second quarter of 2007. The increase was due primarily to an increase in special project revenues.

Managed Broadband

Managed broadband revenues totaled $7.4 million in the third quarter of 2007, an increase of 14.6 percent from $6.4 million in the third quarter of 2006. Revenue was up 6.0 percent from the $7.0 million in the second quarter of 2007.

Other Items

Total selling, general and administrative expenses (SG&A) increased 12.8 percent to $49.0 million as compared to $43.4 million in the third quarter of 2006 and increased 3.1 percent from the second quarter of 2007. The increase in SG&A from the prior year was primarily due to the consolidation of Alaska DigiTel and increases in labor and benefits costs. Excluding Alaska DigiTel and non-cash share based compensation costs, SG&A increased 1.3 percent as compared to the prior year and increased 1.0 percent from the second quarter of 2007.

During the third quarter of 2007 GCI’s capital expenditures totaled $37.5 million as compared to $43.6 million in the second quarter of 2007. GCI’s capital expenditures include those of Alaska DigiTel. GCI’s year-to-date capital expenditures totaled $110.5 million.

GCI will hold a conference call to discuss the quarter’s results on Thursday, November 1, 2007 beginning at 2 p.m. (Eastern). To access the briefing on November 1, dial 888-913-9965 (International callers should dial 210-234-0001) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-216-3057, access code 7461 (International callers should dial 402-220-3763.)

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found atwww.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

# # #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Amounts in thousands)	September 30,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$ 24,945	57,647
Restricted cash	-	4,612

Receivables	90,168	78,811
Less allowance for doubtful receivables	2,681	2,922
Net receivables	87,487	75,889

Deferred income taxes, net	12,559	20,685
Prepaid expenses	5,349	5,729
Inventories	4,310	3,362
Property held for sale	1,280	2,316
Notes receivable from related parties	44	1,080
Other current assets	1,034	1,988
Total current assets	137,008	173,308

Property and equipment in service, net of depreciation	478,805	454,879
Construction in progress	65,071	29,994
Net property and equipment	543,876	484,873

Cable certificates	191,565	191,565
Goodwill	42,181	42,181
Wireless certificates	26,925	1,497
Other intangible assets, net of amortization	11,328	7,011
Deferred loan and senior notes costs, net of amortization	6,353	7,091
Other assets	8,419	7,133
Total other assets	286,771	256,478
Total assets	$ 967,655	914,659

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

	(Unaudited)
(Amounts in thousands)	September 30,	December 31,
Liabilities, Minority Interest, and Stockholders' Equity	2007	2006

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$ 2,368	1,792
Accounts payable	34,149	28,404
Deferred revenue	16,057	16,566
Accrued payroll and payroll related obligations	14,407	14,598
Accrued liabilities	8,252	8,377
Accrued interest	3,010	8,710
Subscriber deposits	766	489
Total current liabilities	79,009	78,936

Long-term debt	526,565	487,737
Obligations under capital leases, excluding current maturities	2,275	2,229
Obligation under capital lease due to related party, excluding current maturity	495	561
Deferred income taxes	86,331	86,998
Other liabilities	13,544	12,725
Total liabilities	708,219	669,186

Minority interest	6,485	-

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 49,953 and 50,191 shares at September 30, 2007 and December 31, 2006, respectively; outstanding 49,666 and 49,804 shares at September 30, 2007 and December 31, 2006, respectively	149,786	157,502
Class B. Authorized 10,000 shares; issued 3,257 and 3,370 shares at September 30, 2007 and December 31, 2006, respectively; outstanding 3,255 and 3,368 shares at September 30, 2007 and December 31, 2006, respectively; convertible on a share-per-share basis into Class A common stock	2,751	2,846
Less cost of 288 and 258 Class A and Class B common shares held in treasury at September 30, 2007 and December 31, 2006, respectively	(1,388)	(1,436)
Paid-in capital	24,939	20,641
Notes receivable with related parties issued upon stock option exercise	-	(738)
Retained earnings	76,863	66,658
Total stockholders' equity	252,951	245,473

Total liabilities, minority interest, and stockholders' equity	$ 967,655	914,659

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2007	2006 (as amended)	2007	2006 (as amended)

Revenues	$ 133,864	125,081	388,035	356,123

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	47,878	41,523	133,229	116,065
Selling, general and administrative expenses	48,956	43,391	144,966	125,639
Depreciation and amortization expense	22,837	20,390	66,033	60,723
Operating income	14,193	19,777	43,807	53,696

Other income (expense):
Interest expense	(9,042)	(8,995)	(26,683)	(26,245)
Loan and senior notes fees	(751)	(251)	(1,147)	(753)
Interest income	82	759	427	1,398
Minority interest	37	181	26	350
Other expense, net	(9,674)	(8,306)	(27,377)	(25,250)

Income before income tax expense and cumulative effect of a change in accounting principle	4,519	11,471	16,430	28,446

Income tax expense	2,306	4,989	7,672	13,058

Income before cumulative effect of a change in accounting principle	2,213	6,482	8,758	15,388

Cumulative effect of a change in accounting principle, net of income tax expense of $44	-	-	-	64

Net income available to common shareholders	$ 2,213	6,482	8,758	15,452

Basic net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.04	0.12	0.16	0.28
Cumulative effect of a change in accounting principle	-	-	-	-
Net income available to common shareholders	$ 0.04	0.12	0.16	0.28

Diluted net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.04	0.12	0.15	0.28
Cumulative effect of a change in accounting principle	-	-	-	-
Net income available to common shareholders	$ 0.04	0.12	0.15	0.28

Common shares used to calculate basic EPS	52,852	53,345	53,103	54,030

Common shares used to calculate diluted EPS	54,203	54,874	54,611	55,548

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2007					Third Quarter 2006 (as amended)
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,714	25,856	7,803	-	45,373	11,679	31,772	8,204	-	51,655
Video	23,834	-	2,148	-	25,982	22,486	-	2,122	-	24,608
Data	8,704	14,920	15,949	7,369	46,942	7,450	13,127	17,523	6,428	44,528
Wireless	12,371	1,881	1,315	-	15,567	3,628	-	662	-	4,290
Total	56,623	42,657	27,215	7,369	133,864	45,243	44,899	28,511	6,428	125,081

Cost of goods sold	21,302	11,554	13,352	1,670	47,878	16,638	9,886	13,937	1,062	41,523

Contribution	35,321	31,103	13,863	5,699	85,986	28,605	35,013	14,574	5,366	83,558

Less SG&A	24,765	10,912	9,698	3,581	48,956	20,936	9,772	9,720	2,963	43,391
Add other income (expense)	14	16	7	-	37	-	-	-	181	181
EBITDA	10,570	20,207	4,172	2,118	37,067	7,669	25,241	4,854	2,584	40,348

Add share-based compensation	565	583	350	130	1,628	340	356	232	81	1,009
EBITDAS	$ 11,135	20,790	4,522	2,248	38,695	8,009	25,597	5,086	2,665	41,357

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2007					Second Quarter 2007
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,714	25,856	7,803	-	45,373	11,564	24,577	8,002	-	44,143
Video	23,834	-	2,148	-	25,982	23,907	-	2,004	-	25,911
Data	8,704	14,920	15,949	7,369	46,942	8,229	15,468	14,546	6,954	45,197
Wireless	12,371	1,881	1,315	-	15,567	11,195	1,570	1,576	-	14,341
Total	56,623	42,657	27,215	7,369	133,864	54,895	41,615	26,128	6,954	129,592

Cost of goods sold	21,302	11,554	13,352	1,670	47,878	20,714	8,700	11,528	1,296	42,238

Contribution	35,321	31,103	13,863	5,699	85,986	34,181	32,915	14,600	5,658	87,354

Less SG&A	24,765	10,912	9,698	3,581	48,956	23,760	10,420	9,887	3,419	47,486
Add other income (expense)	14	16	7	-	37	(10)	(10)	(4)	-	(24)
EBITDA	10,570	20,207	4,172	2,118	37,067	10,411	22,485	4,709	2,239	39,844

Add share-based compensation	565	583	350	130	1,628	506	539	312	121	1,478
EBITDAS	$ 11,135	20,790	4,522	2,248	38,695	10,917	23,024	5,021	2,360	41,322

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30, 2007					Nine Months Ended September 30, 2006
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 34,549	74,704	23,583	-	132,836	34,443	84,100	24,324	-	142,867
Video	71,372	-	5,918	-	77,290	66,816	-	5,781	-	72,597
Data	24,807	45,317	44,421	21,243	135,788	21,669	39,999	48,833	19,243	129,744
Wireless	34,060	4,578	3,483	-	42,121	9,201	-	1,714	-	10,915
Total	164,788	124,599	77,405	21,243	388,035	132,129	124,099	80,652	19,243	356,123

Cost of goods sold	62,437	29,752	36,489	4,551	133,229	49,480	27,456	35,931	3,198	116,065

Contribution	102,351	94,847	40,916	16,692	254,806	82,649	96,643	44,721	16,045	240,058

Less SG&A	71,930	33,198	29,230	10,608	144,966	58,864	28,772	28,045	9,958	125,639
Add other income (expense)	10	11	5	-	26	-	-	-	350	350
EBITDA	30,431	61,660	11,691	6,084	109,866	23,785	67,871	16,676	6,437	114,769

Add share-based compensation	1,427	1,471	899	336	4,133	1,488	1,623	969	330	4,410
EBITDAS	$ 31,858	63,131	12,590	6,420	113,999	25,273	69,494	17,645	6,767	119,179

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				September 30, 2007		September 30, 2007
				as compared to		as compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2007	2006	2007	2006	2007	2006	2007
Consumer
Voice
Long-distance subscribers	89,700	91,200	90,500	(1,500)	(800)	-1.6%	-0.9%
Total local access lines in service	69,500	67,400	68,400	2,100	1,100	3.1%	1.6%
Local access lines in service on GCI facilities	45,900	27,500	41,800	18,400	4,100	66.9%	9.8%

Video
Basic subscribers	125,600	121,800	124,700	3,800	900	3.1%	0.7%
Digital programming tier subscribers	62,600	56,500	61,000	6,100	1,600	10.8%	2.6%
HD/DVR converter boxes	43,600	22,800	40,200	20,800	3,400	91.2%	8.5%
Homes passed	222,100	218,100	221,100	4,000	1,000	1.8%	0.5%

Data
Cable modem subscribers	84,100	76,800	82,600	7,300	1,500	9.5%	1.8%

Wireless
Wireless lines in service	66,100	21,700	62,900	44,400	3,200	204.6%	5.1%

Network Access Services
Voice:
Total ISP access lines in service	2,600	3,100	2,600	(500)	-	-16.1%	0.0%

Commercial
Voice:
Long-distance subscribers	10,800	11,500	11,100	(700)	(300)	-6.1%	-2.7%
Total local access lines in service	42,700	41,700	42,900	1,000	(200)	2.4%	-0.5%
Local access lines in service on GCI facilities	11,900	8,000	10,700	3,900	1,200	48.8%	11.2%

Video
Hotels and mini-headend subscribers	15,200	15,600	15,600	(400)	(400)	-2.6%	-2.6%
Basic subscribers	1,900	1,500	1,900	400	-	26.7%	0.0%
Total basic subscribers	17,100	17,100	17,500	-	(400)	0.0%	-2.3%

Data
Cable modem subscribers	8,300	7,200	8,100	1,100	200	15.3%	2.5%

Wireless
Wireless lines in service	7,200	4,200	6,700	3,000	500	71.4%	7.5%

Broadband
SchoolAccess® customers	51	48	48	3	3	6.3%	6.3%
ConnectMD® customers	21	22	21	(1)	-	-4.5%	0.0%

				September 30, 2007		September 30, 2007
	Three Months Ended			as Compared to		as Compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2007	2006	2007	2006	2007	2006	2007
Consumer
Voice
Long-distance minutes carried (in millions)	33.2	34.3	33.6	(1.1)	(0.4)	-3.2%	-1.2%

Video
Average monthly gross revenue per subscriber	$ 63.44	$ 61.66	$ 63.79	$ 1.78	$ (0.35)	2.9%	-0.5%

Wireless
Average monthly gross revenue per subscriber	$ 58.25	$ 49.27	$ 55.25	$ 8.98	$ 3.00	18.2%	5.4%

Network Access Services
Voice
Long-distance minutes carried (in millions)	321.4	373.6	317.7	(52.2)	3.7	-14.0%	1.2%

Commercial
Voice:
Long-distance minutes carried (in millions)	33.5	33.8	34.1	(0.3)	(0.6)	-0.9%	-1.8%

Total
Long-distance minutes carried (in millions)	388.1	441.7	385.4	(53.6)	2.7	-12.1%	0.7%

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30, 2007	September 30, 2006 (as amended)	June 30, 2007
Net income available to common shareholders	$2.2	6.5	5.0
Income tax expense	2.3	5.0	4.1
Income before income tax expense	4.5	11.5	9.1

Other (income) expense:
Interest expense	9.0	9.0	9.0
Amortization of loan and senior notes fee expense	0.8	0.3	0.2
Interest income	(0.1)	(0.8)	(0.2)
Minority interest	---	(0.2)	---
Other expense, net	9.7	8.3	9.0

Operating income	14.2	19.8	18.1
Depreciation and amortization expense	22.8	20.4	21.7
Minority interest	---	0.2	---

EBITDA (Note 2)	37.0	40.4	39.8
Share-based compensation expense	1.7	1.0	1.5
EBITDAS (Note 1)	$38.7	41.4	41.3

	Nine Months Ended
	September 30, 2007	September 30, 2006 (as amended)
Net income available to common shareholders	$8.8	15.5
Cumulative effect of a change in accounting principle, net of income tax benefit of $0.0	---	(0.1)
Income before income tax expense	8.8	15.4
Income tax expense	7.7	13.1
Income before income tax expense and cumulative effect of a change in accounting principle	16.5	28.5

Other (income) expense:
Interest expense	26.7	26.2
Amortization of loan and senior notes fee expense	1.1	0.8
Interest income	(0.4)	(1.4)
Minority interest	---	(0.4)
Other expense, net	27.4	25.2

Operating income	43.9	53.7
Depreciation and amortization expense	66.0	60.7
Minority interest	---	0.4

EBITDA (Note 2)	109.9	114.8
Share-based compensation expense	4.1	4.4
EBITDAS (Note 1)	$114.0	119.2

Notes:

(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.